As filed with the Securities and Exchange Commission on November 6, 2023
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NORTHWEST NATURAL GAS COMPANY
(Exact name of issuer as specified in charter)

Oregon	93-0256722
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

250 SW Taylor Street Portland, Oregon	97204
(Address of principal executive offices)	(Zip Code)
NORTHWEST NATURAL GAS COMPANY
DEFERRED COMPENSATION PLAN FOR DIRECTORS AND EXECUTIVES
(Full title of the plan)
SHAWN M. FILIPPI
Vice President, Corporate Secretary and Chief Compliance Officer
Northwest Natural Gas Company
250 SW Taylor Street
Portland, Oregon 97204
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (503) 226-4211
Copy to:
STEVEN H. HULL
Stoel Rives LLP
760 SW Ninth Avenue, Suite 3000
Portland, Oregon 97205
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,”
120560162.6 0055570-00336

“accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

EXPLANATORY NOTE

Pursuant to General Instruction E on Form S-8, this Registration Statement is being filed for the purpose of registering an additional $30,000,000 in deferred compensation obligations of Northwest Natural Gas Company (the “Registrant”) issuable pursuant to the restated Northwest Natural Gas Company Deferred Compensation Plan for Directors and Executives, effective as of September 23, 2021 and incorporated by reference hereto. These additional deferred compensation obligations are securities of the same class and relate to the same employee benefit plan (as amended from time to time) as other securities for which registration statements on Form S-8 have been filed with the Securities and Exchange Commission on November 3, 2016 (File No. 333-214425) and December 2, 2004 (File No. 333-120955), the contents of which are hereby incorporated by reference.
120560162.6 0055570-00336

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference.
The following documents filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), or as otherwise indicated, are hereby incorporated in this Registration Statement by reference:
(a) The Company’s latest annual report on Form 10-K for the fiscal year ended December 31, 2022 (filed on February 24, 2023).
(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 (filed on May 4, 2023), June 30, 2023 (filed on August 3, 2023) and September 30, 2023 (filed on November 3, 2023).
(c) The Company’s Current Reports on Form 8-K filed on January 6, 2023, March 8, 2023, May 26, 2023, July 28, 2023, and August 7, 2023.
All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.
Item 4. Description of Securities.
This Registration Statement registers deferred compensation obligations of the Company under the Northwest Natural Gas Company Deferred Compensation Plan for Directors and Executives (the “Plan”). These securities represent the contractual obligations of the Company to pay deferred compensation in the future to Plan participants in accordance with the terms of the Plan (the “Obligations”). Directors and certain designated employees (“Executives”) are eligible to participate in the Plan. The amount of compensation to be deferred by each participant will be based on elections by the participant in accordance with the terms of the Plan.
Directors that are participants in the Plan may elect in advance to defer up to 100 percent of their annual retainer, meeting fees, or any other cash fees payable for service as a director, and up to 100 percent of compensation payable to the director pursuant to a restricted stock unit award under the Company’s Long Term Incentive Plan (“LTIP”).
Executives may elect in advance to defer up to 50 percent of their salaries, up to 100 percent of their annual incentives, and up to 100 percent of performance share and restricted stock unit awards under the LTIP. The Company makes matching contributions each year equal to (a) the lesser of 60 percent of the participant’s salary and annual incentive deferred during the year under both the Plan and the Company’s Retirement K Savings Plan (“401(k) Plan”) or 8 percent of the participant’s total salary and annual incentive for the year, reduced by (b) the maximum matching contribution the Company would have made under the 401(k) Plan if the participant had fully participated in that plan. For participants hired after December 31, 2006, the Company makes enhanced contributions each year equal to 5 percent of the greater of: (a) the participant’s salary and annual incentive deferred during the year under the Plan, or (b) the excess of the participant’s total salary and annual incentive received during the year over the limit ($330,000 in 2023) imposed by the Internal Revenue Code on compensation that may be considered in calculating the corresponding enhanced contributions under our 401(k) Plan.
All amounts deferred under the Plan have been or will be credited to either a “stock account,” which is denominated in shares of Company common stock, or a “cash account,” which is denominated in US dollars. Under the Plan, deferrals of compensation payable in cash are made to cash accounts and deferrals of compensation payable in the Northwest Natural Holding Company common stock are made to stock accounts. Transfers from a cash account to a stock account are permitted, but not vice-versa.
Cash accounts under the Plan are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield. The Obligations with respect to a participant’s cash account will be settled in cash.
The Company pays Plan benefits equal to the participant’s accounts. Participants make elections regarding distributions of their accounts at the time they elect to defer compensation, and have limited rights to change these payment elections. Distributions to directors may commence on a predetermined date during the director’s service or in the year following the director’s retirement, death, or other termination of service. Distributions to Executives may commence on a predetermined date while still employed or upon retirement, death, or other termination of service. Distributions may be made in a lump sum or in annual installments over five, 10 or 15 years, or partially in a lump sum and partially in installments. Hardship withdrawals are permitted under the Plan.
120560162.6 0055570-00336

The right of each participant to receive payments or distributions under the Plan is that of a general, unsecured creditor of the Company. A participant’s interest under the Plan may not be sold, assigned, transferred, pledged or otherwise encumbered. A participant may designate in accordance with the terms of the Plan one or more beneficiaries to receive benefits under the Plan upon the participant’s death. The Company reserves the right to amend the Plan at any time, except that no such amendment shall decrease or restrict any amounts already credited to a participant’s accounts under the Plan or accelerate or decelerate the payment of benefits with respect to any amounts already credited to a participant’s accounts under the Plan. The Company reserves the right to partially or completely terminate the Plan if the effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Company. In the event of a partial termination, no new participants or deferral elections will be accepted and deferrals being made pursuant to then existing deferral elections will be terminated, but the Plan shall continue to operate with respect to all compensation deferred prior to the date of the partial termination. In the event of a complete termination, the Plan shall cease to operate and the Company shall as soon as practicable pay to each participant in a single lump sum payment the balances in his or her Plan accounts. The Company may also cancel any deferral election in whole or in part and immediately distribute any compensation deferred pursuant to such election if the Company determines that deferrals pursuant to such election would or may cause the Plan to be operated in violation of Section 409A of the Internal Revenue Code.
Participants may also be eligible for additional benefits in connection with the Plan based on their eligibility for payment of benefits under the Company’s Retirement Plan for Non-Bargaining Unit Employees and the 401(k) Plan.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
The Oregon Business Corporation Act (the “Act”) provides, in general, that a director or officer of a corporation who has been or is threatened to be made a defendant in a legal proceeding because that person is or was a director or officer of the corporation:
(1) shall be indemnified by the corporation for all expenses of such litigation when the director or officer is wholly successful on the merits or otherwise;
(2) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative lawsuit) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful); and
(3) may be indemnified by the corporation for expenses of a derivative lawsuit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation, provided the director or officer is not adjudged liable to the corporation.
The Act also authorizes the advancement of litigation expenses to a director or officer upon receipt of a written affirmation of the director’s or officer’s good faith belief that the standard of conduct in Section (2) or (3) above has been met and an undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she did not meet that standard and, therefore, is not entitled to be indemnified. The Act also provides that the indemnification provided thereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.
The Company’s Amended and Restated Bylaws provide that the Company shall indemnify directors and officers to the fullest extent permitted under the Act, thus making mandatory the discretionary indemnification authorized by the Act.
The Company’s Amended and Restated Articles of Incorporation provide that the Company shall indemnify its officers and directors to the fullest extent permitted by law, which may be broader than the indemnification authorized by the Act.
The Company has entered into indemnity agreements with its directors and officers which provide for indemnity to the fullest extent permitted by law and also alter or clarify the statutory indemnity in the following respects:
(1) prompt advancement of litigation expenses is provided if the director or officer makes the required affirmation and undertaking;
(2) the director or officer is permitted to enforce the indemnity obligation in court and the burden is on the Company to prove that the director or officer is not entitled to indemnification;

(3) indemnity is explicitly provided for judgments and settlements in derivative actions;
(4) prompt indemnification is provided unless a determination is made that the director or officer is not entitled to indemnification; and
(5) partial indemnification is permitted if the director or officer is not entitled to full indemnification.
The Company maintains in effect a policy of insurance providing for reimbursement to the Company of payments made to directors and officers as indemnity for damages, judgments, settlements, costs and expenses incurred by them which the Company may be required or permitted to make according to applicable law, common or statutory, or under provisions of its Amended and Restated Articles of Incorporation, Amended and Restated Bylaws or agreements effective under such laws.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
See the accompanying Exhibit Index for a list of Exhibits to this Registration Statement, which is incorporated by reference herein.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange

Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)-(g) [Reserved]
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon on this 6th day of November, 2023.

NORTHWEST NATURAL GAS COMPANY

By	/s/ David H. Anderson
David H. Anderson
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David H. Anderson, Brody J. Wilson, MardiLyn Saathoff and Shawn M. Filippi and each of them severally, as his or her attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 6, 2023.

Signature	Title

/s/ David H. Anderson	Chief Executive Officer and Director
David H. Anderson	(Principal Executive Officer and Director)

/s/ Brody J. Wilson	Chief Financial Officer, Vice President, Treasurer and Chief Accounting Officer
Brody J. Wilson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Timothy P. Boyle	Director
Timothy P. Boyle

/s/ Monica Enand	Director
Monica Enand

/s/ Karen Lee	Director
Karen Lee

/s/ Dave McCurdy	Director
Dave McCurdy

/s/ Sandra McDonough	Director
Sandra McDonough

/s/ Nathan I. Partain	Director
Nathan I. Partain

/s/ Jane L. Peverett	Director
Jane L. Peverett

/s/ Kenneth Thrasher	Director
Kenneth Thrasher

/s/ Malia H. Wasson	Director
Malia H. Wasson

/s/ Charles A. Wilhoite	Director
Charles A. Wilhoite

/s/ Steven E. Wynne	Director
Steven E. Wynne

EXHIBIT INDEX

Exhibit Number	Document Description

3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3b to Form 10-K for the year ended December 31, 2020, File No. 001-15973).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Form 10-Q for the quarter ended June 30, 2022, File No. 001-15973).

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page to this Registration Statement).
99.1
Deferred Compensation Plan for Directors and Executives, effective January 1, 2005, restated as of September 23, 2021 (incorporated by reference to Exhibit 10.1 to the Form 10-Q for the quarter ended September 30, 2021, File No. 1-38681).

107.1	Filing Fee Table

120560162.6 0055570-00336